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                                                                 Exhibit (d)(ii)


                    COHEN & STEERS DIVIDEND VALUE FUND, INC.
                                757 Third Avenue
                            New York, New York 10017

                                                                   July 18, 2005

COHEN & STEERS CAPITAL MANAGEMENT, INC.
757 Third Avenue
New York, New York 10017

Dear Sirs:

         Cohen & Steers Dividend Value Fund, Inc. ("We", "Us" or the "Company") herewith confirms its agreement (the "Agreement") pursuant to which Cohen & Steers Capital Management, Inc. ("You") will waive certain of its fees and/or reimburse the Company for expenses incurred as follows:

         1. Reference is made to the Investment Advisory Agreement, dated as of the same date as the Agreement, between the Company and You (the "Investment Advisory Agreement").

         2. Pursuant to Paragraph 6 of the Investment Advisory Agreement, We have agreed to pay You a monthly fee at an annualized rate of .80 of 1% of the Company's average daily net assets up to $1.5 billion, plus .70 of 1 % of such assets in excess of $1.5 billion (the "Investment Advisory Fee").

         3. Notwithstanding Paragraph 5 of the Investment Advisory Agreement, You agree that through February 28, 2007, You will waive a portion the Investment Advisory Fee and/or reimburse the Company for expenses incurred to the extent necessary to maintain the Company's operating expenses at 1.50% for the Class A shares, 2.15% for Class C shares and 1.15% for the Class I shares.

         4. Unless specified otherwise in a duly executed, written agreement between You and the Company, beginning with the period March 1, 2007 and thereafter, You shall be entitled to the Investment Advisory Fee as specified in Paragraph 2 and shall have no obligation to waive any portion of the Investment Advisory Fee and/or reimburse any of the Company's expenses unless otherwise required by law or pursuant to a written duly executed agreement between the Company and You.

         5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.





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         If the foregoing is in accordance with your understanding, will You kindly so indicate by signing and returning to Us the enclosed copy hereof.

                                              Very truly yours,

                                              COHEN & STEERS DIVIDEND VALUE
                                              FUND, INC.



                                              By:
                                                 -------------------------------
                                              Name:  Adam Derechin
                                              Title: Vice President


Agreed to and Accepted as of the date
first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.



By:
   ------------------------------------
Name:  Jay J. Chen
Title: Senior Vice President